EXHIBIT 99.1

                    JEFF BRITE RESIGNS FROM FIBERSTARS BOARD

Fiberstars, Inc., announced today that Jeffrey Brite resigned as a Director of the company.

In a letter to Fiberstars CEO John Davenport, Mr. Brite said his increasing workload at M. Arthur Gensler Jr. & Associates, Inc. prevents him from fulfilling his duties as a director of Fiberstars. Fiberstars' board meetings alternate between Ohio and California, and board members frequently are called upon to participate in business activities between board meetings.

Fiberstars' product development and marketing contracts with M. Arthur Gensler Jr. & Associates, Inc. will continue.

John Davenport said, "I wish to thank Jeff for his contributions to the Company, which have involved product development and marketing on EFO. I regard him as a good friend, and wish him well in the future. Fiberstars will continue to work with Gensler & Associates as EFO grows and becomes one of the leading energy efficient lighting choices for architects and lighting designers around the world."

ABOUT FIBERSTARS, INC.

Fiberstars, Inc., (NASDAQ: FBST) is the leading supplier of fiber optic lighting and the world's only supplier of EFO(R), a lighting technology which is more efficient than conventional electric lamps. Fiberstars products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Fiberstars fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, New York City, United Kingdom and Germany. For more information, see www.fiberstars.com.

Safe Harbor Statement

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for EFO systems with Cloverleaf optics, and the benefits and customer expansion potential involving EFO, Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectation. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.